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                                                                      EXHIBIT 11

                        BINDVIEW DEVELOPMENT CORPORATION
       STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                   QUARTER                   NINE MONTHS
                                                              ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                           ------------------------    ------------------------
                                                              1999          1998          1999          1998
                                                           ----------    ----------    ----------    ----------
Net income (loss)                                          $    2,908    $      159    $    3,269    $   (1,053)
                                                           ==========    ==========    ==========    ==========

Shares used in basis calculation
        Total basic shares                                     23,089        18,372        22,442        12,051

Additional shares for diluted computation:
  Effect of stock options                                       2,118         3,360         2,425         2,975
  Effect of warrants                                               18           183            14           640
  Effect of convertible preferred stock and debentures             --         1,507            --         4,864
  Exclusion of share equivalents that are anti-dilutive
           because a loss was incurred                             --            --            --        (8,479)
                                                           ----------    ----------    ----------    ----------
        Total diluted shares                                   25,225        23,422        24,881        12,051
                                                           ==========    ==========    ==========    ==========
Earnings (loss) per common share
  Basic                                                    $     0.13    $     0.01    $     0.15    $    (0.09)
  Diluted                                                  $     0.12    $     0.01    $     0.13    $    (0.09)
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